                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)
                              C. BREWER HOMES INC.
                                (Name of Issuer)

                Class A Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    107575102
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                               Werbel & Carnelutti
                           A Professional Corporation

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                               September 24, 1998
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                               Page 1 of 18 Pages

                                 SCHEDULE 13D

-------------------                                         -----------------
CUSIP No. 107575102                                         Page 2 of 18 Pages
-------------------                                         ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     The SC Fundamental Value Fund, L.P.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [X]
                                                            (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     273,520
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     273,520
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     273,520
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.81%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
==============================================================================

                                 SCHEDULE 13D

-------------------                                         -----------------
CUSIP No. 107575102                                         Page 3 of 18 Pages
-------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     SC Fundamental Value BVI, Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [X]
                                                            (b)  [ ]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
------------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
------------------------------------------------------------------------------
7  SOLE VOTING POWER
         0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     126,480
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
         0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     126,480
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     126,480
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.15%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================

                                 SCHEDULE 13D

-------------------                                         -----------------
CUSIP No. 107575102                                         Page 4 of 18 Pages
-------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     SC Fundamental Inc.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [X]
                                                            (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     273,520
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     273,520
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     273,520
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.81%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================

                                 SCHEDULE 13D

-------------------                                         -----------------
CUSIP No. 107575102                                         Page 5 of 18 Pages
-------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     SC-BVI Partners
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [X]
                                                            (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     126,480
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     126,480
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     126,480
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.15%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
==============================================================================

                                 SCHEDULE 13D

-------------------                                         -----------------
CUSIP No. 107575102                                         Page 6 of 18 Pages
-------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     SC Fundamental Value BVI, Ltd.
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [X]
                                                            (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     British Virgin Islands
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     126,480
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     126,480
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     126,480
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.15%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================

                                 SCHEDULE 13D

-------------------                                         -----------------
CUSIP No. 107575102                                         Page 7 of 18 Pages
-------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     SC Fundamental, LLC
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [X]
                                                            (b)  [ ]
------------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     273,520
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     273,520
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     273,520
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.81%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     OO
==============================================================================

                                 SCHEDULE 13D

-------------------                                         -----------------
CUSIP No. 107575102                                         Page 8 of 18 Pages
-------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Gary N. Siegler
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     400,000
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     400,000
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     400,000
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.96%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================

                                 SCHEDULE 13D

-------------------                                         -----------------
CUSIP No. 107575102                                         Page 9 of 18 Pages
-------------------                                         -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Peter M. Collery
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     400,000
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     400,000
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     400,000
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.96%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================

                                 SCHEDULE 13D

-------------------                                    -------------------
CUSIP No. 107575102                                    Page 10 of 18 Pages
-------------------                                    -------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Neil H. Koffler
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     400,000
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     400,000
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     400,000
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.96%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================

                                 SCHEDULE 13D

-------------------                                    -------------------
CUSIP No. 107575102                                    Page 11 of 18 Pages
-------------------                                    -------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Curtis G. Macnguyen
-----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [ ]
                                                            (b)  [X]
-----------------------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
-----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                [ ]
-----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------------------
8  SHARED VOTING POWER
     400,000
-----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     400,000
-----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     400,000
-----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                              [ ]
-----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.96%
-----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================

                                             Page 12 of 18 Pages
                         AMENDMENT NO. 4
                              TO THE
                           SCHEDULE 13D

          This statement constitutes Amendment No. 4 to the Schedule 13D relating to the Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), of C. Brewer Homes Inc. (the "Issuer") filed by SC Fundamental Inc. ("SC"), The SC Fundamental Value Fund, L.P. ("Fund"), SC Fundamental Value BVI, Inc. ("BVI Inc."), Gary N. Siegler ("Siegler"), Peter M. Collery ("Collery"), and adds SC Fundamental, LLC ("SCFLLC"), SC Fundamental Value BVI, Ltd. ("BVI Fund"), SC-BVI Partners ("BVI Partners"), Neil H. Koffler ("Koffler") and Curtis G. Macnguyen ("Macnguyen") as members of a joint filing group with the foregoing persons (collectively, the "Reporting Persons").

Item 2.   Identity and Background

          Koffler is a citizen of the United States having a business address at c/o SC Fundamental, LLC, 10 East 50th Street, New York, New York 10022.
The principal occupation of Koffler is acting as an employee member of SCFLLC and as Vice President, Treasurer and Secretary of 712 Advisory Services, Inc. During the last five years, Koffler has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

          Macnguyen is a citizen of the United States having a business address at c/o SC Fundamental, LLC, 10 East 50th Street, New York, New York 10022. The principal occupation of Macnguyen is acting as an employee member of SCFLLC. During the last five years, Macnguyen has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding has been or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

                                                       Page 13 of 18 Pages

Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on September 25, 1998, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Class A Common Stock set forth opposite their names below (based upon the number of Shares that were reported to be outstanding in the Issuer's Form 10-Q as of June 30, 1998).

=================================================================
Name                     Shares of Common Stock        Percentage
-----------------------------------------------------------------
SC Fundamental Inc.                     273,520             6.81%
-----------------------------------------------------------------
The SC Fundamental Value Fund, L.P.     273,520             6.81%
-----------------------------------------------------------------
SC Fundamental Value BVI, Inc.          126,480             3.15%
-----------------------------------------------------------------
Gary N. Siegler                         400,000             9.96%
-----------------------------------------------------------------
Peter M. Collery                        400,000             9.96%
-----------------------------------------------------------------
SC Fundamental, LLC                     273,520             6.81%
-----------------------------------------------------------------
SC-BVI Partners                         126,480             3.15%
-----------------------------------------------------------------
SC Fundamental Value BVI, Ltd.          126,480             3.15%
-----------------------------------------------------------------
Neil H. Koffler                         400,000             9.96%
-----------------------------------------------------------------
Curtis G. Macnguyen                     400,000             9.96%
=================================================================
/TABLE

                                        Page 14 of 18 Pages

          (b) Siegler and Collery, by virtue of their status as principal members of SCFLLC, the general partner of Fund, and as the controlling stockholders, directors and executive officers of SC, the corporate member and manager of SCFLLC, may be deemed to share with Fund, SCFLLC and SC the power to vote or direct the vote and to dispose or to direct the disposition of shares of Class A Common Stock of which Fund is the direct beneficial owner. Koffler and Macnguyen, by virtue of their status as employee members of SCFLLC, the general partner of Fund, may be deemed to share with Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct the disposition of Shares of Class A Common Stock of which Fund is the direct beneficial owner.
               Siegler and Collery, by virtue of their status as controlling stockholders, directors and executive officers, and Koffler and Macnguyen by virtue of their status as executive officers, of BVI Inc., the managing general partner of SC-BVI Partners, which is the investment manager of BVI Fund, may be deemed to share with BVI Inc., SC-BVI Partners and BVI Fund the power to vote or direct the vote and to dispose or direct the disposition of shares of Class A Common Stock of which BVI Fund is the direct beneficial owner.

          (c) The following table sets forth the transactions effected by each of the Reporting Persons listed in Item 5(a) during the past sixty days. Unless otherwise indicated, each of the transactions set forth below reflects a sale effected on the NASDAQ Stock Market.

=================================================================
                                   BVI, Inc.
             Price Per             on behalf
Trade Date   Share ($)   Fund      of BVI Ltd.
-----------------------------------------------------------------
09/09/98     0.62500     9,900       5,100
-----------------------------------------------------------------
09/17/98     0.50000     6,600       3,400
-----------------------------------------------------------------
09/23/98     0.46878     6,400       6,200
-----------------------------------------------------------------
09/24/98     0.46875    27,930      27,070
-----------------------------------------------------------------
=================================================================

Item 7.   Material to be filed as Exhibits.

          Exhibit A -    Joint filing agreement, dated September 25, 1998
                         among the Reporting Persons.

                                        Page 15 of 18 Pages

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  September 25, 1998

SC FUNDAMENTAL INC.

     By:  /s/ Peter M. Collery
          ----------------------------------
          Neil H. Koffler as Attorney-
          in-Fact for Peter M. Collery
          Vice President(*)

THE SC FUNDAMENTAL VALUE FUND, L.P.

     By:  SC FUNDAMENTAL, LLC, as General Partner

     By:  /s/ Peter M. Collery
          ----------------------------------
          Neil H. Koffler as Attorney-
          in-Fact for Peter M. Collery
          Vice President(*)

SC FUNDAMENTAL, LLC

     By:  SC FUNDAMENTAL INC., as Manager

     By:  /s/ Peter M. Collery
          ----------------------------------
          Neil H. Koffler as Attorney-
          in-Fact for Peter M. Collery
          Vice President(*)

SC FUNDAMENTAL VALUE BVI, INC.

     By:  /s/ Peter M. Collery
          ----------------------------------
          Neil H. Koffler as Attorney-
          in-Fact for Peter M. Collery
          Vice President(*)

                                        Page 16 of 18 Pages

SC-BVI PARTNERS

By:  SC FUNDAMENTAL VALUE BVI, INC.,
     as Managing General Partner

     By:  /s/ Peter M. Collery
          ----------------------------------
          Neil H. Koffler as Attorney-
          in-Fact for Peter M. Collery
          Vice President(*)

SC FUNDAMENTAL VALUE BVI, LTD.

BY:  SC FUNDAMENTAL VALUE BVI, INC.,
     as Managing General Partner
     of Investment Manager

     By:  /s/ Peter M. Collery
          ----------------------------------
          Neil H. Koffler as Attorney-
          in-Fact for Peter M. Collery
          Vice President(*)


/s/ Gary N. Siegler                     /s/ Curtis G. Macnguyen
-------------------------------         -----------------------------
Neil H. Koffler as Attorney             Neil H. Koffler as Attorney-
in-Fact for Gary N. Siegler(*)          in-Fact for Curtis G.
                                        Macnguyen (**)


/s/ Peter M. Collery
-------------------------------         /s/ Neil H. Koffler
Neil H. Koffler as Attorney-            ------------------------------
in-Fact for Peter M. Collery(*)         Neil H. Koffler


(*) Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

(**) Executed by Neil H. Koffler as Attorney-in-Fact for Curtis G. Macnguyen. The Power of Attorney for Mr. Macnguyen was filed as Exhibit A to Amendment No. 13 to Schedule 13D relating to National R.V. Holdings, Inc. on May 4, 1998 and is hereby incorporated herein by reference.

127224

                                             Page 17 of 18 Pages

                         Exhibit A

                  JOINT FILING AGREEMENT

          In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A Common Stock, par value $0.01 per share, of C. Brewer Homes Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned, hereby execute this Agreement this 25th day of September, 1998.

Dated:    September 25, 1998

SC FUNDAMENTAL INC

By:  /s/ Peter M. Collery          /s/ Neil H. Koffler
----------------------------       --------------------------------
Neil H. Koffler as Attorney-       Neil H. Koffler
in-Fact for Peter M. Collery
Vice President(*)

THE SC FUNDAMENTAL VALUE FUND,
L.P.

By:  SC FUNDAMENTAL, LLC, as
     General Partner

By:  /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(*)


SC FUNDAMENTAL VALUE BVI, INC.

By: /s/ Peter M. Collery
-----------------------------
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery
Vice President(*)


/s/ Curtis G. Macnguyen
----------------------------------
Neil H. Koffler as Attorney-
in Fact for Curtis G. Macnguyen (*)

                                             Page 18 of 18 Pages


/s/ Gary N. Siegler
-----------------------------
Neil H. Koffler as Attorney-
in Fact for Gary N. Siegler(*)


/s/ Peter M. Collery
------------------------------
Neil H. Koffler as Attorney-
in Fact for Peter M. Collery(*)


SC FUNDAMENTAL, LLC

By:  SC Fundamental Inc., as
          Manager

By:  /s/ Peter M. Collery
--------------------------------
Neil H. Koffler as Attorney-
in Fact for Peter M. Collery
Vice President (*)

SC FUNDAMENTAL VALUE BVI, LTD.          SC-BVI PARTNERS

By:  SC Fundamental Value BVI,          By:  SC Fundamental Value BVI
     Inc., as managing general               Inc., as managing general
     partner of investment                   partner
     manager



By:  /s/ Peter M. Collery               /s/ Peter M. Collery
--------------------------------        -------------------------------
Neil H. Koffler as Attorney-in-         Neil H. Koffler as Attorney-
Fact for Peter M. Collery,              in-Fact for Peter M. Collery,
Vice President(*)                       Vice President(*)


(*) Executed by Neil H. Koffler as Attorney-in-Fact for Peter M. Collery and Gary N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to the Schedule 13D relating to the US Facilities Corporation on August 4, 1995 and are hereby incorporated herein by reference.

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